Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Senior Vice President and	Associate Vice President, Investor Relations
	Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

Salix Presents New Phase II Data Evidence Demonstrating the Clinical Utility of Rifaximin in Irritable Bowel Syndrome (IBS)

Results Presented at American College of Gastroenterology Annual Meeting Demonstrate

Quality of Life Benefits and IBS Symptom Severity as Predictor of Clinical Response

ORLANDO, FL, October 6, 2008 – Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced findings from two analyses of a Phase II clinical trial that demonstrate the utility of rifaximin, a non–absorbed, gut–selective antibiotic, in the treatment of patients with diarrhea–predominant irritable bowel syndrome (IBS). Data presented at the annual meeting of the American College of Gastroenterology (ACG) showed that patients treated with rifaximin demonstrated that the severity of baseline IBS symptoms of abdominal pain and bloating predicted clinical response to rifaximin and demonstrated statistically greater clinical improvement in quality of life compared with placebo.

“The latest findings, along with previously reported data, suggest a potential therapeutic role for rifaximin – a non–absorbed and gut–selective antibiotic – in patients with irritable bowel syndrome,” said William D. Chey, MD, professor of medicine in the Division of Gastroenterology at the University of Michigan, and director of the Gastrointestinal (GI) Physiology Laboratory at the University of Michigan Medical Center. “The evidence in support of rifaximin will be discussed in a forthcoming evidence-based review from the American College of Gastroenterology on the management of IBS.”

Improvements in Quality of Life

In a poster presentation at ACG, Dr. Chey and colleagues reported that a 2-week course of rifaximin (1100 mg/day) significantly improved quality of life (QOL) measures, compared with placebo (Poster #P691, Monday, October 6, 10:30 am – 4:00 pm). In a Phase II multi–center, double–blind, placebo–controlled trial, 191 adult patients diagnosed with diarrhea-predominant IBS (IBS-D) by Rome II criteria were randomized to receive rifaximin 550 mg twice daily (b.i.d.) and 197 patients were randomized to placebo. Following a 2-week initial treatment period, both groups of patients received placebo for an additional 14 days. Quality of life was assessed via the 34-item IBS-QOL questionnaire at baseline and 4 weeks after initiating treatment. Each item was scored on a 5-point scale (1=not at all; 2=slightly; 3=moderately; 4=quite a bit; 5=extremely or a great deal); results for composite and subscale scores were converted to a scale ranging from 0 to 100, with higher scores indicating better QOL.

At Week 4, the mean improvement from baseline in the overall QOL score was significantly greater with rifaximin compared with placebo (20.4 vs. 15.8, respectively; p=0.020). Patients in the rifaximin group also reported significantly greater mean improvement from baseline in QOL subscale scores for dysphoria (restlessness or agitation, 24.8 vs. 19.8; p=0.027), body image (20.1 vs. 14.6; p=0.012), health worry (16.0 vs. 12.2; p=0.047), social reaction (17.3 vs. 13.2; p=0.047), and relationships (14.9 vs. 10.7; p=0.030), compared with placebo. Rifaximin was well tolerated in the study, with a similar incidence of adverse events compared with placebo.

Severity of Baseline Symptoms as Predictor of Clinical Response

In a separate poster presentation from the same study, Mark Pimentel, MD, and colleagues reported that the severity of baseline symptoms of abdominal pain and bloating influenced the response to rifaximin treatment (Poster #P1065, Tuesday, October 7, 10:30am – 4:00pm). The co-primary endpoints in this analysis assessed weekly yes/no responses to questions regarding adequate relief of global IBS symptoms and IBS-associated bloating. Clinical response was defined as adequate relief for at least 2 of the final 3 treatment weeks (Week 2, 3 or 4). Severity of baseline IBS symptoms was evaluated as a potential confounder of clinical response and was categorized as mild/moderate or severe based on a mean score of ≤4 vs. >4 (on a 7-point scale [0=not bothersome; 6=very bothersome]) for bloating and abdominal pain.

A significantly larger percentage of patients treated with rifaximin reported adequate relief of global IBS symptoms (52% vs. 44% for placebo; p=0.03) and bloating (46% vs. 40%; p=0.04), compared with placebo-treated patients. In patients with mild/moderate abdominal pain, rifaximin produced a greater degree of improvement, compared with placebo, in global symptoms of IBS (50% vs. 39%, respectively; p=0.04) and bloating (44% vs. 35%; p=0.09). Similarly, in patients with mild/moderate bloating, rifaximin treatment was associated with greater improvement, compared with placebo, in global IBS symptoms (56% vs. 41%, respectively; p=0.006) and bloating (47% vs. 36%; p=0.03). However, rifaximin was not significantly superior to placebo in improving global IBS symptoms or bloating in patients who had severe baseline abdominal pain or bloating.

“The symptom-based criteria that are used for enrolling patients with IBS in clinical trials are overly broad and often lead to enrollment of individuals ranging from mild to severe, despite the possibility that patients with severe IBS symptoms may respond differently to treatment compared with individuals with moderate complaints,” commented Dr. Pimentel, who is director of the Gastrointestinal Motility Program and Laboratory at Cedars-Sinai Medical Center, and associate professor in residence for the David Geffen School of Medicine at the University of California, Los Angeles (UCLA). “Our data demonstrate that patients with mild/moderate IBS symptoms are more likely than those with severe disease to achieve symptomatic relief with rifaximin. Clinical trials evaluating the efficacy of IBS therapies should therefore account for baseline symptom severity because of the potential impact of these symptoms on therapeutic efficacy. Additionally, incorporating severity assessments into clinical practice may improve treatment success in patients with IBS.”

Other Rifaximin-related Presentations at ACG

In addition to the presentations by Drs. Chey and Pimentel, the ACG program includes the following rifaximin-related presentations:

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Poster #P495: Neff, et al. Clostridium difficile infection was not detected in patients who received rifaximin for hepatic encephalopathy in community and university practices. Monday, October 6, 10:30am – 4:00pm.

•	Poster #P549: Finkelstein, et al. Efficacy of rifaximin as long-term maintenance therapy for refractory Crohn’s disease. Monday, October 6, 10:30am – 4:00pm.

•	Poster #P1046: Bosworth, et al. Long-term follow-up of the use of rifaximin in maintaining clinical remission in moderate and severe Crohn’s disease. Tuesday, October 7, 10:30am – 4:00pm.

•	Poster #P670: Shafran, et al. Comparison of computed tomographic enterography with standard diagnostic assessments for detecting active Crohn’s disease. Monday, October 6, 10:30am – 4:00pm.

•	Poster #P544: Shafran, et al. Rifaximin monotherapy was effective in patients with newly diagnosed Crohn’s disease. Monday, October 6, 10:30am – 4:00pm.

•	Poster #P669: Shafran, et al. Monitoring patients with ulcerative colitis in community-based practice to improve adherence. Monday, October 6, 10:30am – 4:00pm.

•	Poster #P700: Jolley. Efficacy of rifaximin for the treatment of symptoms associated with irritable bowel syndrome. Monday, October 6, 10:30am – 4:00pm.

•	Poster #P1074: Pimentel, et al. A combination of rifaximin and neomycin is most effective in treating patients with methane on lactulose breath test. Tuesday, October 7, 10:30am – 4:00pm.

•	Poster #P448: Weinstock, et al. Rifaximin Improves Restless Legs Syndrome Associated With Bacterial Overgrowth. Monday, October 6, 10:30am – 4:00pm.

•	Poster #P447: Weinstock, et al. Celiac disease is associated with restless legs syndrome. Monday, October 6, 10:30am – 4:00pm.

•	Poster #P308: Weinstock, et al. Crohn’s Disease is Associated with Restless Legs Syndrome: A New Extraintestinal Manifestation. Sunday, October 5, 3:30pm – 7:00pm.

About IBS

Among one of the most common chronic conditions, irritable bowel syndrome (IBS) affects approximately 14% of adults in the United States. IBS includes altered bowel habits with abdominal pain and discomfort. Among other contributors, recent science has shown that alterations in gut flora / bacteria have been identified as a potentially important contributor to the pathophysiology of IBS. Small intestinal bacterial overgrowth, a condition associated with excessive numbers of bacteria in the small intestine, may underlie some of the gastrointestinal symptoms associated with IBS.

About XIFAXAN

Rifaximin, which Salix markets in the United States under the trade name XIFAXAN® (rifaximin), currently is approved for the treatment of patients, 12 years of age or older, with travelers’ diarrhea caused by non–invasive strains of Escherichia coli.

XIFAXAN® (rifaximin) is a gut–selective antibiotic with negligible systemic absorption (<0.4%) and broad–spectrum activity in vitro against both gram–positive and gram–negative pathogens. Rifaximin has a similar tolerability profile to that of placebo and has activity against the most common TD pathogens.

XIFAXAN is under investigation in the United States as a treatment for irritable bowel syndrome. In the United States, the FDA granted marketing clearance for XIFAXAN tablets 200 mg indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24–48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (versus 19.7%), headache 9.7% (versus 9.2%), abdominal pain 7.2% (versus 10.1%) and rectal tenesmus 7.2% (versus 8.8%).

Rifaximin has been used in Italy for 23 years and is approved in 23 countries. Salix acquired rights to market rifaximin in North America from Alfa Wassermann S.p.A. in Bologna, Italy. Alfa Wassermann markets rifaximin in Italy under the trade name Normix®.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in–license late–stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150–member gastroenterology specialty sales and marketing team.

Salix also markets OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, COLAZAL® (balsalazide disodium) Capsules 750 mg, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (azathioprine Tablets, USP, 75/100 mg) , ANUSOL–HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL–HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. METOZOLV™ ODT (metoclopramide), mesalamine granules, balsalazide tablet, vapreotide acetate and rifaximin for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com or contact the Company at 919–862–1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com or contact the Company at 919–862–1000. Information on our web site is not incorporated in our SEC filings.

Please Note: The materials provided herein contain projections and other forward–looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the high cost and uncertainty of the research, clinical trials and other development activities involving pharmaceutical products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; our need to return to profitability; generic and other competition and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; market acceptance for approved products and the need to acquire new products;. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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